EXHIBIT 99.1

135 East Maumee Street	Adrian, Michigan 49221	pavilionbancorp.com

MEDIA RELEASE

For Immediate Release: March 1, 2007	Contact:	Mark Wolfe, Chief Financial Officer Melissa A. Covell, Corporate Secretary Ph: (517) 266-5035 E-mail: mcovell@bankoflenawee.com

PAVILION BANCORP, INC. ANNOUNCES
INCREASE IN EARNINGS NEAR 24% FOR 2006

ADRIAN, MI – Pavilion Bancorp, Inc. reported net income of $2,401,000 for the year ending December 31, 2006, representing an increase of 23.9% in net income over the prior year.

Shareholders’ equity increased 5.8% in 2006 to $27,923,000. Basic and diluted earnings per share both grew in 2006 to $3.27 and $3.26, respectively, from $2.47 and $2.45, respectively, in 2005. In addition, cash dividends declared per share were $1.07 in 2006, which included a special dividend of $0.10 per share declared in December of 2006.  In comparison, total dividends declared in 2005 were $0.96.

Both Pavilion Bancorp, Inc.‘s total assets and total deposits grew during 2006. Total assets increased by $7.1 million over 2005 and total deposits increased by $23.2 million over the same period.

“We are pleased to report these strong financial results for Pavilion Bancorp, Inc, and a significant increase in returns for our shareholders in 2006,” said Richard J. DeVries, President and Chief Executive Officer of Pavilion Bancorp, Inc. “It is our commitment to both earning loyal customers and to continually improving through innovation that has enabled us to achieve this level of growth over the past year. We are pleased that these results were obtained while maintaining our high credit quality standards and while facing the challenging economic conditions in our southeastern Michigan market area.”

About Pavilion Bancorp, Inc.
Pavilion Bancorp, Inc. is the parent company of Bank of Lenawee. Pavilion Bancorp, Inc. is traded on the OTC Bulletin Board under the symbol PVLN. Investor relations information is available at pavilionbancorp.com.